SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    Form 8-K

                                 CURRENT REPORT
    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                  May 21, 2005
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             (Date of Report: Date of earliest event reported)


                            Siclone Industries, Inc.
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         (Exact name of registrant as specified in its charter)


          Delaware                   000-25809              87-0426999
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(State or other jurisdiction  (Commission File Number)  (IRS Employer ID No.)
 of incorporation)


                  6269 Jamestown Court, Salt Lake City, Utah 84121
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                     (Address of principal executive office)

Registrant's telephone number, including area code: (801) 566-6627
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      (Former name or former address, if changed since last report)

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             ITEM 5.01 Changes in Control of the Registration

On May 21, 2005, Bradley S. Shepherd, president and sole director of Siclone Industries, Inc. ("Siclone") privately sold one million eight hundred thousand (1,800,000) shares of common stock of Siclone to three non-affiliate companies. The shares being sold were owned solely by Mr. Shepherd. Additionally, Mr. Shepherd agreed to vote his remaining ten million two hundred thousand (10,200,000) shares in favor of a reverse split of the Corporation's common stock and for other corporate matters. Mr. Shepherd has provided a proxy to vote his shares in favor of the proposed reverse split. It is anticipated the reverse split will be up to 1 for 136 shares.

Mr. Shepherd has indicated he intends to step down as a director and officer of Siclone, and accordingly, has appointed Paul Adams to the board of directors of Siclone. Mr. Adams currently owns and operates a privately-held corporate gift company and has been involved in other start up ventures including operating a wholesale fishing supply company. Siclone currently has no operations and has been looking for a business to acquire or start. At this time, there has been no business identified which will be acquired or started. Additionally, because Siclone has no ability to pay debt owed to Mr. Shepard, he has assigned the debt to a non-affiliate entity and has no further financial relationship with Siclone.



ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On May 21, 2005, Siclone's sole director, Bradley S. Shepherd, appointed Paul Adams to the board of directors of Siclone. From 1992 through 2003, Mr. Adams was involved in the manufacturing and retail sales in the sports fishing industry as the owner of his own business. Since 2000, Mr. Adams has also owned and operated CocoMotive Candy Company which specialized in the corporate gift market.

Mr. Shepherd has indicated to Siclone the he will be leaving as a director and officer of Siclone. Mr. Shepherd has no disputes with Siclone and is leaving to pursue other ventures. Mr. Shepherd is the largest single shareholder of Siclone.




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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.


                                           Siclone Industries, Inc.


                                           By:/S/ Brad S. Shepard
Date:     May 23, 2005                     Bradley S. Shepherd, President



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